Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brocade Communications Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-156140, 333-156413, 333-158874, 333-143053, 333-140334, 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653, and 333-85187) of Brocade Communications Systems, Inc. of our reports dated December 19, 2011 with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 29, 2011 and October 30, 2010 and the related consolidated statements of operations, cash flows, and stockholders’ equity, and comprehensive income (loss) for each of the years in the three-year period ended October 29, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 29, 2011, which reports appear in the 2011 annual report on Form 10-K of Brocade Communications Systems, Inc.

Our report dated December 19, 2011 on the consolidated financial statements contains an explanatory paragraph which refer to accounting changes upon the adoption of new accounting standards for convertibles debt instruments and revenue recognition.

/s/ KPMG LLP

Santa Clara, California

December 19, 2011